OPERATING AGREEMENT
OF
VENTURE LENDING & LEASING VII, LLC
A Delaware Limited Liability Company

This OPERATING AGREEMENT (“Operating Agreement” or “Agreement”) of VENTURE LENDING & LEASING VII, LLC (the “Company”) is adopted by the Managing Member (as defined in Schedule 1) and executed and agreed to by it and the other  Members (as defined in Schedule 1).

INTRODUCTION

The Members have caused the Company to be formed as a limited liability company under the laws of the State of Delaware for the principal purpose of acquiring and owning all of the outstanding shares of Venture Lending & Leasing VII, Inc., a Maryland corporation (the “Fund”), and for the secondary purpose of acquiring and owning direct interests in companies, including in the form of warrants that may be distributed, from time to time, by the Fund to the Company, and including Special Situations Investments (as defined in Schedule 1) comprised of senior debt, convertible debt, or some other combination of debt instruments and equity instruments. The Fund is a non-diversified, closed-end management investment company which has elected business development company status under the 1940 Act (as defined in Schedule 1) and which intends to qualify for taxation as a regulated investment company under the Code (as defined in Schedule 1).

The parties hereto desire to enter into this Operating Agreement in order to set forth their understanding with respect to the management and operation of the Company and related matters.

THEREFORE, the parties hereto hereby agree as follows:

Section 6.5             Activities Regarding the Fund. The parties agree and acknowledge that the Company will be the sole shareholder of the Fund. Notwithstanding anything else herein to the contrary, if the Managing Member desires to cause the Fund to take any action which, if taken with respect to the Company, would require the consent of Members holding a specified percentage of the Shares of the Company, then such action will not be taken with respect to the Fund without obtaining the consent of Members holding such specified number of Shares in the Company.

Section 8.8             Voting of Interests. Each outstanding Share shall be entitled to one vote upon each matter submitted to a vote of the Members; provided, however, that, if a Member has assigned all or a portion of its Shares to a Person who is not admitted as a Member, neither the transferring Member nor the Transferee/Economic Interest Holder shall have the right to vote the Shares so transferred and such Shares shall not be deemed to be outstanding for purposes of determining a quorum or any percentage vote required or permitted hereunder. In all elections for members of the Advisory Board or the directors of the Fund, the Members shall not have the right to cumulative voting.

Section 11.1           Prohibition on Transfers.

(a)           Except as otherwise specifically provided herein, no Interest Holder may sell, assign, transfer, pledge, encumber, or otherwise dispose of (any of which is a “Transfer”) its Interest, in whole or in part, or enter into any agreement or grant any options or rights with respect thereto, whether by action of such Interest Holder or by operation of law or otherwise, without the prior written consent of the Managing Member, which consent, in the Managing Member’s sole and absolute discretion, may be withheld. For purposes of this Section 11.1(a), a Change of Control of an Interest Holder shall be deemed a Transfer of such Interest Holder’s interest in the Company and shall require the written consent of the Managing Member pursuant to this Section 11.1 before the Company shall recognize the holder of the interest that was deemed to have been transferred as a Member (rather than an Economic Interest Holder); provided, however, that a Change of Control of an Interest Holder that is an entity the equity interests of which are publicly traded shall not be subject to the foregoing requirement. As used herein, the term “Change of Control” shall mean with respect to an Interest Holder the closing of the transfer (whether by sale, merger, consolidation, reorganization or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the securities of such Interest Holder if, after such closing, the holders of a majority of the securities of such Interest Holder immediately prior to such transaction or series of transactions would no longer hold, in substantially similar proportions vis-à-vis each other such holder, more than fifty percent (50%) of the outstanding voting securities of such Interest Holder (or the surviving or acquiring entity) immediately after such transaction or series of transactions; provided, however, that if an Interest Holder is itself a partnership, then the withdrawal or admission of a general partner to such partnership shall constitute a Change of Control; provided, further, that (i) involuntary transfers of the securities of an Interest Holder as a result of death, divorce or bona fide gift, (ii) transfers of the securities of an Interest Holder between Affiliates (for purposes other than the avoidance of the application of this Section 11.1(a)) and (iii) other transactions the purpose of which is not to avoid the application of this Section 11.1(a), as determined by the Managing Member, shall not be considered a Change of Control.

(b)           If at any time a Member undergoes a Change of Control, and such Member is thereafter treated as an Economic Interest Holder with respect to its interest in the Company pursuant to Section 11.1(a) (i.e., the Managing Member does not approve of the deemed Transfer that results from such Change of Control), then such Member shall send a written notice to the Managing Member and the other Members indicating that such Change of Control has occurred within five days of the date of consummation of such Change of Control. At any time within forty-five (45) days after the receipt of such notice, the Managing Member, with the consent of a Majority-in-Interest, may cause the Company to agree to purchase the Shares that are held by such Member at the Transfer Price, or the other Members may agree to purchase such Shares at the Transfer Price, in which case the opportunity to purchase such Shares shall be offered in proportion (as nearly as practicable) to the number of Shares held by such other Members (with a subsequent right of overallotment). If the Company or the Members do not agree to purchase all of such Shares at the Transfer Price, the Managing Member or another entity approved by the Managing Member may purchase any unpurchased portion of such Shares at the Transfer Price not sooner than forty-five (45) but within seventy-five (75) days after the sending of the notice. If all of the Shares of such Member are not so purchased, then the Member will retain the Shares that are not so purchased as an Economic Interest Holder unless the Managing Member consents to the admission of such Person as a Member pursuant to Section 11.2. For purposes of this Agreement, the “Transfer Price” of the entire interest in the Company held by a Member who has undergone a Change of Control shall equal the amount such Member would be entitled to receive pursuant to Section 3.1(d) of this Agreement as if such Member breached its confidentiality obligations pursuant to Section 10.7 of this Agreement.

(c)           Notwithstanding anything contained herein to the contrary, the Managing Member shall not consent to any transfer if such transfer would:

(i)     cause a termination of the Company for federal or, if applicable, state income tax purposes;

(ii)    in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

(iii)   cause the Company to be characterized as a “publicly traded partnership,” as such term is defined in Sections 7704(b) and 469(k) of the Code, or materially increase the risk that the Company will become so characterized;

(iv)   require the registration of such transferred Interest pursuant to any applicable federal or state securities laws;

(v)    subject the Company to regulation under the 1940 Act;

(vi)   result in the assets of the Company being deemed “plan assets” (within the meaning of the Plan Asset Regulation);

(vii)  result in a violation of applicable laws; or

(viii) be made to any Person who lacks the legal right, power or capacity to own such Interest.

(d)           Without limiting the provisions of Section 11.1(c)(iii), no Transfer shall be permitted, given effect or otherwise recognized, and such Transfer (or purported Transfer) shall be void ab initio, if at the time of such Transfer interests in the Company are (or, by reason of such Transfer, would become) traded on an “established securities market” (within the meaning of Treasury Regulations Section 1.7704-1(b)) or are (or would become) “readily tradable on a secondary market or the equivalent thereof” (within the meaning of Treasury Regulations Section 1.7704-1(c)).

Section 11.2           Admission of Transferee as Member.

(a)           The Managing Member may consent to a Transfer without consenting to the admission of the transferee under such approved Transfer (a “Transferee”) as a Member of the Company. A Transferee may only be admitted as a Member of the Company if and when (i) the Transferee becomes a party to this Agreement by agreeing in writing to be bound by the terms and provisions hereof, including the Capital Commitment of the transferring Member, and (ii) the Managing Member consents to such admission, which in its sole and absolute discretion may be withheld. Any Transferee shall execute and acknowledge such other instruments as the
Managing Member may deem necessary or desirable to effectuate the admission of the Transferee as a Member of the Company.

(b)           Any Transferee not admitted as a Member of the Company shall be entitled to the Profits, Loss, and distributions allocable to the assigned Shares, but shall not be entitled to vote on Company matters or to exercise or enjoy any of the other rights of a Member of the Company unless and until such Transferee is admitted as a Member of the Company.  Each Transferee or any subsequent Transferee of Interests, or any partial interests thereof, shall hold such Shares or Economic Interests subject to all of the provisions hereof and shall make no Transfers except as permitted hereby.

(c)           In the event a Member Transfers (or proposes to Transfer) all or any portion of its interest in the Company, the Managing Member may require that all reasonable legal and other out-of-pocket expenses incurred by the Company on account of the Transfer (or proposed Transfer) be paid by such Member, whether or not the Transfer is consummated; provided, however, that as of the effective date of any Transfer, the transferor and transferee shall be jointly and severally liable for all such expenses. At the Managing Member’s election, the Company may seek reimbursement of such expenses through (i) a direct reimbursement by the transferee or transferor either following the Transfer (or proposed effective date of the Transfer) or as of the Transfer as a condition precedent to the Managing Member providing such required consent, or (ii) withholding of distributions that otherwise would be made to the transferee or the transferor. The Managing Member may apply the amount of any such withheld distribution to satisfy all or any part of the transferor’s or the transferee’s obligation (in which case such amounts shall be deemed to have been distributed to such person and then paid by such person in full or partial satisfaction of such obligations). In the event that any such distribution consists of securities or other non-cash assets, the Managing Member may, on behalf of the transferor or the transferee, cause the Company to sell or otherwise liquidate such in-kind distribution upon such terms and conditions, and at such times, as the Managing Member deems appropriate, and apply the proceeds of such sale or other liquidation, net of transaction fees and other expenses, to satisfy all or any part of such person’s obligation that are then due. All items of Profit or Loss generated from the holding or disposition of any such withheld distribution shall be allocated solely to the Capital Account of the transferor or the transferee on whose behalf such amounts are held, and the corresponding items of net taxable income, gain, loss and deduction shall, to the maximum extent possible, also be allocated solely to such person.

(d)           Each Member hereby agrees and covenants that, with respect to such Member’s interest in the Company, it shall not make an election under Section 732(d) of the Code without the prior written consent of the Managing Member. Each Member hereby acknowledges and agrees that the Company may, but shall not be obligated to, elect to be treated as an electing investment partnership under Section 743(e) of the Code in the event the Company qualifies to do so. In such event, each transferring Member hereby agrees to provide the Company and its transferee with the timely notice required under Section 833 of the American Jobs Creation Act of 2004, and as more specifically described in IRS Notice 2005-32, or any successor guidance or interpretation(s), including such information as is necessary to enable such transferee to compute the amount of losses disallowed under Section 743(e) of the Code.  Alternatively, in the event that the Company elects or is required to adjust the basis of the Company property under Section 743 of the Code, each Member hereby agrees to promptly provide to the Managing Member any information reasonably requested by the Managing Member in connection with such adjustment to the basis of Company property. In addition, to the extent that the Transfer to a Member (or the Transfer of interests in a Member) results in the Company adjusting the basis of Company property, each Member that received an interest in the Company by reason of such Transfer (or, in the case of the Transfer of interests in a Member, such Member) hereby agrees to reimburse the Company and/or the Managing Member within ten (10) business days for any expenses (including accounting fees) reasonably incurred by the Company and/or the Managing Member (and their respective Affiliates) from time to time in connection with effecting such adjustments to the basis of Company property and any corresponding adjustments to the calculation of Company gains and losses as they relate to such Transfer. The Managing Member is hereby authorized by each Member, with respect to any distribution to which such Member might otherwise be entitled, to defer making such distribution to such Member if, at the time such distribution would otherwise be effected, such Member has not satisfied its obligation to make the reimbursements provided for in the preceding sentence within the period specified therein. The Managing Member may further apply the amount of any such distribution to satisfy all or any part of such Member’s obligation (in which case such amounts shall be deemed to have been distributed to such Member and then paid by such Member in full or partial satisfaction of such obligations). In the event that any such distribution consists of securities or other non-cash assets, the Managing Member may, on behalf of such Member, cause the Company to sell or otherwise liquidate such in-kind distribution upon such terms and conditions, and at such times, as the Managing Member deems appropriate, and apply the proceeds of such sale or other liquidation, net of transaction fees and other expenses, to satisfy all or any part of such Member’s obligation that are then due. All items of Profit or Loss generated from the holding or disposition of any such deferred distribution shall be allocated solely to the Capital Account of the Member on whose behalf such amounts are held, and the corresponding items of net taxable income, gain, loss and deduction shall, to the maximum extent possible, also be allocated solely to such  Member.

Section 11.3           Void Transfers.  Any purported Transfer in violation of any provision hereof shall be void ab initio and shall not operate to transfer any right, title or interest to the purported transferee.

Section 11.4           Legend on Certificates.  Each Member shall have placed on certificates representing its Shares, if such certificates are issued, the following legend:

THE SALE, ASSIGNMENT, TRANSFER, HYPOTHECATION, ENCUMBRANCE, OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF THE OPERATING AGREEMENT OF VENTURE LENDING & LEASING VII, LLC. ALL RESTRICTIONS CONTAINED IN SUCH AGREEMENT ARE INCORPORATED BY REFERENCE IN THIS CERTIFICATE. A COPY OF THE AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF VENTURE LENDING & LEASING VII, LLC, AT 104 LA MESA DRIVE, SUITE 102, PORTOLA VALLEY, CALIFORNIA 94028.

Section 11.5           Withdrawal Prohibited. No Member may withdraw or resign from the Company until there has been a dissolution and a full and complete winding up of the Company in accordance with this Agreement and the Act. If such Member is permitted to withdraw pursuant to the provisions of the Act, notwithstanding the foregoing, such Member shall be treated as an Economic Interest Holder which has not been admitted as a Member of the
Company.

SCHEDULE 1—Definitions

“1940 Act” means the Investment Company Act of 1940, as amended.

“Advisory Board” has the meaning assigned thereto in Section 7.1.  (Section 7.8 explains that The Advisory Board shall have the following rights and obligations, as well as such other rights and obligations as are contained elsewhere in this Agreement: (a) to be available to offer advice to the Managing Member regarding the activities of the Company; (b) to review and approve such transactions involving potential Conflict of Interest Transactions as are submitted to it by the Managing Member (and, in connection therewith, the Managing Member shall submit to the Advisory Board for their approval all transactions involving potential Conflict of Interest Transactions, as reasonably determined by the Managing Member).

“Affiliate” of another Person means: (a) any entity or individual that, directly or indirectly, controls or holds the power to vote ten percent (10%) or more of the outstanding voting securities of such Person; (b) any Person, ten percent (10%) or more of whose voting securities, directly or indirectly, are owned, controlled or held with power to vote by such other Person; (c) any Person, directly or indirectly, controlling, controlled by, or under common control with such other Person; (d) any officer, director, member or partner of such other Person; and (e) if such other Person is an officer, director, member or partner, any company for which such Person acts in any such capacity.

“Capital Account” has the meaning assigned thereto in Section 3.2(a) (i.e., the separate capital account maintained for each Member in accordance with Section 1.704 Treasury Regulations.)

“Capital Commitment” with respect to a Member means the amount set forth opposite such Member’s name on Exhibit A.

“Change of Control” has the meaning assigned thereto in Section 11.1(a).

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” means Venture Lending & Leasing VII, LLC, a Delaware limited liability company.

“Economic Interest” means the interest held by a Transferee of a Member or Economic Interest Holder who has not been admitted as a Member.

“Economic Interest Holder” means any Person owning an Economic Interest.

“Fund” has the meaning assigned thereto in the Introduction.

“Interest” means Shares or an Economic Interest.

“Interest Holder” means a Member, with respect to Shares and an Economic Interest Holder with respect to an Economic Interest.

“Majority-in-Interest” means, with respect to all of the Shares, one or more Members holding more than fifty percent (50%) of the Shares.

“Managing Member” has the meaning assigned thereto in Section 6.1. The initial Managing Member shall be Westech.  (Section 6.1 provides that the Managing Member shall have the exclusive right to manage the Company’s business and shall: (i) manage the affairs and business of the Company; (ii) exercise the authority and powers granted to the Company; and (iii) otherwise act in all other matters on behalf of the Company.)

“Member” means the Managing Member and each other Person who acquires Shares pursuant to this Operating Agreement and the Subscription Agreement and each Person hereafter admitted to the Company as a Member as provided in this Operating Agreement.  Notwithstanding anything contained herein to the contrary, whenever the term Member is used herein, it always shall include the Managing Member, whether or not such term is preceded or followed with the phrase “including the Managing Member” or words of like import.

 “Profits” and “Losses” mean, for each Period, an amount equal to the taxable income or loss of the Company for such Period, determined in accordance with Section 703(a) of the Code (including all items required to be stated separately) with the following adjustments:
(a)           Any income exempt from federal income tax shall be included;
(b)           Any expenditures of the Company described in Section 705(a)(2)(B) of the Code (including expenditures treated as such pursuant to Section 1.704-1(b)(2)(iv)(i)) of the Treasury Regulations shall be subtracted;
(c)           Any items which are specially allocated pursuant to Sections 5.2(c) or 5.3 shall not be taken into account in computing Profits or Losses;
(d)           Unrealized Gains and Unrealized Losses shall be taken into account to the extent provided in Section 3.2(c); and
(e)           Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value.

 “Share” means an ownership interest in the Company representing a Capital Contribution of one thousand dollars ($1,000) to the Company as set forth in Article 3, which shall constitute a Non-Managing Member’s entire interest in the Company including its right to share in Profits and Losses, distributions, capital, the right to vote and the right to receive information concerning the business and affairs of the Company. The Managing Member’s ownership interest in the Company shall consist of its Shares, its Carried Interest and Post- Termination Interest.

“Transfer” has the meaning assigned thereto in Section 11.1 hereof.

“Transfer Price” has the meaning assigned thereto in Section 11.1(b).

“Transferee” has the meaning assigned thereto in Section 11.2(a).

“Treasury Regulations,” “Treas. Reg.” or “Reg.” means the income tax regulations promulgated under the Code as amended from time to time (including corresponding provisions of succeeding regulations).

“Westech” means Westech Investment Advisors LLC, a California limited liability company.